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July 6, 2001

DTE ENERGY CONFIRMS 2001 EARNINGS GUIDANCE

         DETROIT, Mich. - DTE Energy Co. (NYSE:DTE) today reiterated year-end 2001 earnings guidance of $3.50 to $3.60 and provided second quarter earnings guidance of $0.30 to $0.40. Both ranges exclude one-time merger restructuring impacts and goodwill amortization.

         "While we are very comfortable with the annual guidance we recently provided at a June 7 analyst meeting, we want to provide clarity around factors that are impacting the seasonality of our earnings stream," said Anthony F. Earley Jr., DTE Energy chairman and chief executive officer.

         While total year earnings guidance is unchanged, the company expects significant variations in quarterly earnings due to the suspension of fuel and purchased-power cost recovery as part of last year's restructuring legislation. For example, second quarter 2000 showed higher revenue due to one-time fuel and purchased-power adjustments that will not appear in the second quarter 2001. In addition, the second quarter 2001 will reflect the seasonality of the newly acquired MCN Energy gas business and one month of merger-related impacts such as debt interest expense and additional shares outstanding. These factors were not present in the second quarter last year.

     Anticipated second quarter 2001 earnings impacts, as compared to second quarter 2000, include the following:

- Lower revenues from the absence of the fuel clause recovery present in 2000, including one-time adjustments, will result in $0.25 to $0.30 lower earning per share.

- Earnings per share are expected to be $0.03 to $0.08 lower, as a result of the seasonality based differences in earnings which will be reversed in the third and fourth quarters of 2001.

- Operating merger impacts, such as interest expense and additional shares outstanding, will result in $0.08 lower earnings per share. While merger cost synergies will not be realized immediately following the merger close, the month of June reflects merger debt interest expense and additional shares outstanding without the up-side benefit of cost synergies.



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         "DTE Energy has shown four years of delivering on our earnings projections," said Earley. "We are comfortable with the total year projections for 2001 and 2002, given the impacts caused by the mid-year merger."

         Earley maintained that DTE Energy's quarterly earnings are shifting in their seasonal patterns as a result of the merger and Michigan's 2000 electric restructuring legislation. He emphasized that the company's operations continue to be solid and that DTE Energy plans to deliver on previous 2001 guidance of $3.50 to $3.60, excluding one-time merger restructuring impacts and goodwill amortization.

         Following the fuel clause suspension included in Michigan restructuring legislation in June 2000, the company expected the distribution of yearly earnings to shift significantly. The seasonality of earnings is now tied to the cost of power, as well as overall sales levels. In the absence of a normalizing mechanism, summer months that have a higher associated cost of power will have generally lower margins, whereas winter months will have generally higher margins than historically recorded.

         Since the fuel clause was not frozen until June 5, 2000, the company was able to normalize its fuel and purchased-power costs over most of the second quarter last year. In addition, legislation resulted in the dismissal of the 1998 and 1999 Power Supply Cost Recovery (PSCR) reconciliation cases and prior-year adjustments of fuel and purchased power. The net effect of these PSCR-related items positively impacted the second quarter of 2000 by approximately $59.5 million pre-tax. That positive impact will not recur in 2001.

         The following table summarizes the pre-tax impact of the PSCR during 1999, 2000 and 2001:

PSCR           Quarter-Ending           Quarter-Ending          Quarter-Ending          Quarter-Ending
Impacts           March 31                  June 30              September 30             December 31
-------           --------                  -------              ------------             -----------
1999           ($35.6 million)           $16.8 million           $49.9 million          ($39.5 million)
2000           ($46.1 million)           $59.5 million          ($6.5 million)             No Impact
2001              No impact                No impact               No impact               No impact


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         The third and fourth quarter earnings are expected to benefit from continued, significant non-regulated growth, additional after-tax cost synergies of about $10 million to $15 million related to the higher-than-expected employee acceptance rate of early retirement packages and a projected $60 million in additional earnings resulting from MCN Energy operations. In addition, the remaining quarters will reflect a reversal of timing issues that impact the second quarter. Although weather and market conditions will impact summer results, Earley said he is confident that the year-end 2001 guidance of $3.50 to $3.60 is both realistic and achievable.

         DTE Energy expects to release its second quarter earnings Aug. 13.

         DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy's principal operating subsidiaries are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and Michigan Consolidated Gas Co. (MichCon), a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at http://www.dteenergy.com.

         This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, including, but not limited to, those that are discussed in SEC reports filed by DTE Energy and MCN Energy Group (now DTE Enterprises). The statements contained in this press release are based upon DTE's current estimates, but actual results may differ materially.

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For Further Information:
Media                               Analysts
Lorie N. Kessler                    Lisa A. Muschong
(313) 235-8807                      (313) 235-8030